EX 99.1

[LOGO OF MELLON]				News Release
CONTACTS:
Mellon	Analysts		PricewaterhouseCoopers	Corporate Affairs
Ron Gruendl	Andy Clark	Don MacLeod	Dave Nestor	One Mellon Center
(412) 234-7157	(412) 234-4633	(412) 234-5601	(646) 394-4855	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE UNIFI
-Acquisition vaults Mellon into top five global position in HR consulting and outsourcing-
-Initiative also bolsters Mellon's strategic HR outsourcing expertise-

PITTSBURGH, November 29, 2001-Mellon Financial Corporation (NYSE: MEL) and PricewaterhouseCoopers (PwC) today announced a definitive agreement under which Mellon will acquire the human resources outsourcing and consulting businesses of Unifi Network, a PwC subsidiary. By combining Unifi with its Buck Consultants and Mellon Employee Benefit Solutions (MEBS) businesses, Mellon becomes the fourth-largest global provider of human resources consulting/administration services and gains a strong foothold in the rapidly growing area of strategic human resources outsourcing.

        "This initiative is consistent with our strategy to add businesses and capabilities that enhance our high-growth, high-return fee-based businesses," said Martin G. McGuinn, Mellon chairman and chief executive officer. "With Unifi, we expand our leadership positions and confirm our commitment to Buck's already world-class human resources consulting business. In addition, Unifi's human resources outsourcing expertise is a perfect complement to MEBS, and propels that business to a new level."

        The approximately $275 million transaction, which will be an all cash deal, is expected to close early in the first quarter of 2002. Other terms of the agreement were not disclosed.

        Unifi, which is based in Fort Lee, N.J., was created last year after the 1998 merger of Coopers & Lybrand (C&L) and Price Waterhouse. Unifi also includes professionals from the former Kwasha Lipton, which was purchased by C&L in 1997. In its fiscal year ending June 2001, revenue was $351 million. Its employees, products and services will be incorporated directly into Buck and MEBS. Unifi's human resources outsourcing business, comprising about 2,100 employees, will become part of MEBS, and its approximately 400-member human resources consulting business will become part of Buck. Unifi currently maintains offices in the New York Metropolitan area, as well as in Atlanta; Boston; Chicago; Cary, N.C.; Dallas; Los Angeles; Minneapolis; San Francisco; and Westport, Conn.

        "We look forward to our affiliation with Mellon, and joining our strong resources and large client base" said Anthony F. Martin, Unifi's outsourcing business leader. "By providing end-to-end human resources solutions, we enable clients to improve the quality of their human resources services and employee relations."

-more-

Mellon to Acquire Unifi

November 29, 2001

        "We are very pleased that a company of the quality of Mellon has acquired our Unifi division," said Samuel A. DiPiazza Jr., U.S. senior partner of PricewaterhouseCoopers. "Unifi and Mellon can better reach the unit's market potential and avoid the regulatory constraints Unifi faced as part of our firm."

        Both Buck and MEBS are part of the human resources outsourcing and consulting arm of Mellon's Global Investment Services sector. Other components of this sector include Mellon Global Securities Services and Mellon Investor Services. Collectively, this sector had revenue of $326 million in the third quarter of 2001, a 21 percent increase over the third quarter of 2000, and 2001 nine-month revenue of more than $1 billion, a nearly 30 percent increase over the first nine months of 2000. With this acquisition, Mellon's pro forma fee revenue and Trust fee revenue would have been 86 percent and 70 percent respectively of total revenue for the first nine months of 2001.

        MEBS currently offers clients a complete range of outsourcing services that include defined contribution, defined benefit, and health and welfare plan services and programs. "Unifi, with its blue chip, Fortune 50 customer base, has a proven track record of managing large, complex outsourcing projects," said Jude Metcalfe, MEBS president and chief executive officer. "With this acquisition, we will offer plan sponsors a wider variety of human resources services, both bundled and unbundled, including strategic human resources outsourcing solutions that range from total benefits to learning management tools. By integrating Unifi's best-in-class outsourcing systems, processes and procedures, our clients will be able to benefit from broader services and efficiencies."

        Headquartered in the New York Metropolitan Region, MEBS has client service locations in Everett, Mass.; Fort Wayne, Ind.; Pittsburgh; San Diego; Secaucus, N.J.; and Uniondale, N.Y. MEBS' current workforce of 800 administers and services nearly 1,500 defined contribution and defined benefit plans and health and welfare programs.

        "This acquisition, one of the most significant in Buck's long history, underscores our top tier position in the marketplace and further expands our umbrella of human resources consulting capabilities," said Joseph LoCicero, Buck chairman and chief executive officer. Buck, a global leader in human resources consulting, currently maintains 5,000 client relationships. Its nearly 3,000 professionals in more than 50 offices in 16 countries customize consulting services to help ensure the health and welfare of an estimated 10 million active and retired employees. Buck's service areas include compensation, retirement programs, employee benefits, benefits administration outsourcing consulting, actuarial services, human resources management and communication consulting. With its unique blend of experience, proven technologies, innovation and personal service, Buck sets a standard in human resources consulting.

-more-

Mellon to Acquire Unifi

November 29, 2001

        Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of financial services for affluent individuals and institutions and corporations, providing private wealth management, institutional asset management, mutual funds, trust and custody, benefits consulting and administration, investor services and cash management. Mellon has more than $2.6 trillion in assets under management, administration or custody, including more than $545 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management.

        A series of presentation graphics detailing this transaction will be available at Mellon's Web site (www.mellon.com), beginning at approximately 8:30 a.m. EST on Thursday, November 29, through 5 p.m. EST on Wednesday, December 5. These graphics may include forward-looking or other material information.

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